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                                                                  Exhibit (11)
                        PHH CORPORATION AND SUBSIDIARIES
               INFORMATION USED IN THE COMPUTATION OF PRIMARY AND
                        FULLY-DILUTED EARNINGS PER SHARE
               FOR THE YEARS ENDED APRIL 30, 1994, 1993 AND 1992
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
                                                                  1994             1993             1992
Net income -- as reported                                    $    64,558,000  $    56,417,000  $    49,979,000
Weighted average number of shares outstanding                     17,371,000       17,006,000       16,892,000
Give effect to the exercise of dilutive options determined
  under the treasury stock method                                    342,000          307,000          136,000
Number of shares used in the computation of primary
  earnings per share                                              17,713,000       17,313,000       17,028,000
Reflect the quarter-end market price when greater than the
  average market price during the respective quarter                  28,000           44,000           72,000
Number of shares used in the computation of fully diluted
  earnings per share                                              17,741,000       17,357,000       17,100,000
AMOUNTS PER SHARE:
  Primary                                                    $          3.64  $          3.26  $          2.94
  Assuming full dilution                                     $          3.64  $          3.25  $          2.92
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